Exhibit 99.1

CONTACTS:
Chelsey Orlikowski
414.906.7320
chelsey.orlikowski@manpowergroup.com

Alexis Lozinak
414.906.5937
alexis.lozinak@manpowergroup.com

ManpowerGroup Elects Julie M. Howard to Board of Directors
Chief Executive Officer and Chairman of the Board of Navigant brings thirty years of professional services experience to the ManpowerGroup Board

MILWAUKEE (November 2, 2016) ManpowerGroup (NYSE: MAN) announced today that Julie M. Howard, Chief Executive Officer and Chairman of the Board of Directors of Navigant has been elected to the company's Board of Directors, effective December 12, 2016.

"We're delighted to welcome Julie to the Board" said Jonas Prising, ManpowerGroup Chairman & CEO. “During her impressive career in the professional services industry Julie has led her organization through periods of growth and transformational change, which align well with our own strategic priorities. Julie’s business solutions acumen along with her aptitude for utilizing technology for competitive advantage will be great assets to our Board and our business.”

Howard joined Navigant in 1998 and has since served as Chief Operating Officer, President and CEO. She is responsible for the development and implementation of Navigant’s long-term strategy and for realizing shareholder value. A member of the Board of Directors for InnerWorkings, Inc. and a past member of Kemper's Board of Directors, she also serves on the Medical Center Board of Lurie Children’s Hospital, and is a member of the Council of Economic Advisors for Cook County, the Economic Club and the Commercial Club of Chicago. Howard is also a champion of women’s leadership development and a founding member of the Women’s Leadership and Mentoring Alliance.

To see the full list of ManpowerGroup Board Members visit www.manpowergroup.com/about.

About ManpowerGroup
ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for nearly 70 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2016, ManpowerGroup was named one of the World’s Most Ethical Companies for the sixth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com

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